EDWARDS LIFESCIENCES CORPORATION

Insider Trading Policy

Exhibit 19.1
N

Table of Contents

I	PURPOSE	3
II	APPLICABILITY	3
1.	Effective Date	3
2.	Covered Persons	3
3.	Securities	3
4.	Material Nonpublic Information	4
5.	Post-Termination Obligations	5
III.	PENALTIES AND LIABILITY	5
IV.	RESTRICTIONS ON TRADING	5
1.	Prohibited Transactions	5
2.	Exemptions	6
3.	Tipping	7
4.	Other Prohibited Transactions	7
V.	SPECIFIC RESTRICTIONS APPLICABLE TO INSIDERS	8
1.	Insiders	8
2.	Blackout Periods	8
VI.	MANDATORY PRECLEARANCE	10
VII.	REQUIREMENTS FOR SECTION 16 INSIDERS	11
1.	Section 16 Reports	11
2.	Rule 144	11
3.	Short-Swing Profit Rule	12
VIII.	RULE 10B5-1 PLAN REQUIREMENTS	12
1.	Adoption	13
2.	10b5-1 Plan Preclearance Requirements	13
3.	Plan Documentation	14
4.	Plan Contents	14
5.	Cooling-Off Period	14
6	One Plan in Effect at Any Time	15
7	Acting in Good Faith During 10b5-1 Plan	15
8	No Trading Outside of a Plan	15
9	No Single Trade Plans	16
10	Modification	16
11	Early Termination	16
12	Additional Guidelines	16
13	Authority to Cancel	16
14	Compliance with Laws	16

Insider Trading Policy
Insider Trading Policy

I.PURPOSE
Edwards Lifesciences Corporation (“Edwards” or the “Company”) has adopted this Insider Trading Policy (this “Policy”) to comply with federal and state securities laws and to protect you and the Company from serious liabilities and penalties that can result from trading in securities in violation of these laws. You are responsible for complying with this Policy and the federal and state securities laws.
II.APPLICABILITY
1.Effective Date
This Policy was adopted by the Company’s Board of Directors on November 16, 2023 and supersedes the Company’s Procedures for Insider Trading last amended on November 15, 2018. This Policy is effective as of December 1, 2023 (“Effective Date”).
2.Covered Persons
This Policy applies to all of the Company’s employees, temporary workers, certain service providers, and members of its Board of Directors (“you” or each, a “Covered Person” and, collectively, “Covered Persons”) and (a) anyone sharing a home with you; (b) any of your parents, children, siblings, or spouses, or any other family relation by blood, adoption, or marriage that, depending on the circumstances and nature of the relationship, may give rise to a presumption of insider information being shared between family members (“family members”), regardless of whether such family member shares a home with you; (c) any individual whose trading in securities you influence or control or who consults with you before they trade; and (d) any corporation, partnership, company, venture, investment fund, trust, or other entity you influence or control (each, a “Related Party” and, collectively, “Related Parties”). Your possession of Material Nonpublic Information (defined below) is imputed onto the Related Parties; that is, a Related Party will be deemed to possess Material Nonpublic Information if you do. You are responsible for ensuring that each of your Related Parties complies with this Policy.
3.Securities
This Policy extends to your trading in Company securities, including the Company’s common stock and any other class of securities that may be registered by the Company pursuant to the securities laws in the future, as well as in the securities of any other company about which you have Material Nonpublic Information as a result of your employment or service with the Company. Examples of such other companies include a competitor, a customer, or a supplier of Edwards, or a company with whom Edwards is pursuing a commercial or strategic relationship, such as an investment or acquisition, among other possibilities. Information that is not material to the Company may nonetheless be material to one of those other companies. Reference to the Company’s securities in this Policy is intended to comprise the securities of such other companies.

Insider Trading Policy
Insider Trading Policy

4.Material Nonpublic Information
Securities laws prohibit trading by any person who is in possession of Material Nonpublic Information about the company whose stock is being traded. “Material Nonpublic Information” is any information that has not been widely circulated to the general public (for example, by a press release or a filing with the Securities and Exchange Commission (“SEC”), or a pre-announced conference call or webcast open to the public) and that a reasonable investor would consider important in determining whether to buy, sell, or hold the company’s securities. It can be positive or negative information.
The responsibility to determine whether you are in possession of Material Nonpublic Information rests with you. The materiality of information is based on an analysis of all related facts and circumstances. For events that are pending or proposed, the materiality of information must be viewed in light of the probability of the event occurring and the impact the information could have on the Company as a whole.
The following are examples of the types of information that would typically be treated as material:
•Earnings results, financial forecasts and estimates, or any changes to previously provided guidance;
•Sales figures, projections, and trends;
•Significant acquisitions, divestitures, or strategic transactions related to a business unit, product line, or technology;
•Strategic plans, changes in control or in senior management, or restructuring events;
•Important litigation and regulatory investigations, whether pending or threatened, and any settlement information;
•Significant disruption in the Company’s operations or a significant cybersecurity event or other incident resulting in loss, potential loss, breach, or unauthorized access to its property or assets, including facilities and information technology infrastructure; and
•Events regarding the Company’s securities, such as repurchase plans, share splits, issuance of or changes to dividends, or changes to the rights of security holders.

Please note that the following types of information may be treated as material, depending on the impact to the Company:
•Major customer or supplier agreements, or the potential gain or loss of a major customer or supplier;
•Anticipated product approvals or product approval delays;
•Clinical trial information or data reports; and
•Commercial product launches, the development of a significant new product, process, or service, or any recalls or adverse incidents or defects regarding a commercial product.

Insider Trading Policy
Insider Trading Policy

You are deemed to possess Material Nonpublic Information if you have (1) direct working knowledge of a sensitive nonpublic matter; (2) access to certain software or information that is material and nonpublic, even if you do not actually use that software or read that sensitive information; (3) overheard Material Nonpublic Information in common areas (i.e. cafeteria, hallway, elevator, etc.); or (4) been told Material Nonpublic Information by a colleague or another person. Securities laws do not assign importance as to how you may have acquired Material Nonpublic Information. Liability for insider trading is always determined after the fact, and regulatory and investigatory bodies will assume that trades were made with knowledge of Material Nonpublic Information.
If you have any questions as to whether information is material, please contact Linda J. Park, Edwards’ Senior Vice President, Associate General Counsel, and Corporate Secretary (“Corporate Secretary”) for clarification.
5.Post-Termination Obligations
After termination of your employment or service with the Company, your obligations not to trade while in possession of Material Nonpublic Information remain until the earlier of (i) the nonpublic information is no longer material, to the best of your knowledge; or (ii) the Company has publicly disclosed the Material Nonpublic Information that was causing you to be subject to the trading restriction.
III.PENALTIES AND LIABILITY
The penalties for violating insider trading laws and this Policy are severe.
For the trader, some of the possible penalties for violating federal securities laws include substantial civil and criminal fines; disgorgement of any profit realized or loss avoided, plus interest; significant jail sentences; and prohibiting the trader from serving as a director or officer of a public company. For the Company, violations can result in costly civil and criminal penalties and regulatory requirements to disclose Material Nonpublic Information or take other remedial actions that could jeopardize the Company’s strategic plans and business opportunities.
In addition to the above, failure to adhere to insider trading laws or this Policy may result in immediate disciplinary measures, up to and including termination of your employment or service with the Company. You are personally responsible for compliance with this Policy and federal and state securities laws. Any action on the part of the Company does not insulate you from liability under insider trading laws.
IV.RESTRICTIONS ON TRADING
1.Prohibited Transactions
You may not trade, purchase, sell, transfer, donate, gift, or engage in any other transaction in the Company’s securities while you are in possession of Material Nonpublic Information about the Company or its securities (or, in the securities of another company when you are in possession of

Insider Trading Policy
Insider Trading Policy

Material Nonpublic Information about such other company that was obtained through your employment or service with the Company). Below are some examples of prohibited transactions:
•Open market trades
oTrading in Company securities, including buying or selling shares of Company common stock on the open market;
oSelling shares of Company common stock received upon the vesting of RSUs or PBRSUs on the open market;
oSelling shares of common stock received upon the exercise of stock options on the open market;
oSelling shares of Company common stock to pay the tax obligation related to the vesting of RSUs or PBRSUs or the exercise of stock options (i.e., a “sell-to-cover”);
oSelling shares of Company common stock to pay the exercise price of stock options (i.e., a “cashless exercise”);
•Employee Stock Purchase Plan (“ESPP”)
oInitial election to participate in the ESPP;
oSelling securities acquired through the ESPP in the open market;
oChanging the level of contribution or withdrawing from the ESPP;
•401(k) plans
oBuying or selling Company securities within the Company’s 401(k) plan;
oChanging the level of contribution that affects ownership in Company securities;
oChanging the mix of investments, to add or remove Company securities;
•Transfers and trusts, gifts, and charitable donations
oTransfers of Company securities to or from a trust, gifts, or charitable donations for any purpose (except as narrowly exempted or approved by the Corporate Secretary), including for tax or estate planning purposes.
•10b5-1 plans
oAdopting a 10b5-1 plan (for more details, see below in Section VIII).

If you are a Covered Person resident in a country whose laws may permit you to engage in a transaction prohibited by this Policy, please consult with the Corporate Secretary.

2.Exemptions
The prohibitions under this Policy do not apply to the circumstances set forth below. If you are an Executive Insider (as defined in Section VI of this Policy), please note that many of these transactions are still reportable to the SEC under Section 16 of the Securities and Exchange Act of 1934, as amended (“Section 16”).
•Receiving and vesting of securities
oReceiving an award of RSUs, PBRSUs, or stock options from the Company;
oVesting of any RSUs, PBRSUs, or stock options, pursuant to the terms of the award agreement;

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Insider Trading Policy

•Mutual funds
oTrading in mutual funds that invest in Company securities, including as part of the Company’s 401(k) plan;
•Withholding by the Company to cover tax or exercise expense
oWithholding by the Company of shares of Company common stock (as opposed to a sale of the securities) to satisfy a tax obligation relating to a vesting of RSUs or PBRSUs or exercise of stock options, where the Company withholds securities from the award holder to pay the tax due directly to the tax authorities;
oWithholding by the Company of shares of Company common stock (as opposed to a sale of the securities) to cover the exercise price of stock options (i.e., “net exercise”);
•ESPP
oPurchasing securities through the ESPP pursuant to an existing contribution level;
•401(k) plans
oChanging level of contribution or mix of investments in securities (i.e. mutual funds, target-date funds, or bonds) that are not Company securities;
•Holding exercised stock options
oExercising stock options, but not selling the underlying shares of Company common stock (also known as “exercise-and-hold”), where the exercise price is paid in cash or by check;
•Transfers and trusts
oTransferring securities pursuant to a domestic relations order (e.g. a property settlement agreement approved by a court or a court-ordered child support payment plan); and
•10b5-1 plans
oBuying or selling securities pursuant to an active 10b5-1 plan.
3.Tipping
This Policy prohibits you from making recommendations or expressing an opinion to any person, regardless of your relationship with such person, about whether to trade in Company securities (“tipping”). Tipping may be intentional or inadvertent, and may create liability whether the tippee trades in their own name or passes the information to someone else who trades. Liability for tipping applies to both the “tipper” (person disclosing Material Nonpublic Information) and “tippee” (person receiving Material Nonpublic Information) and can be applied as if the tipper made those trades in their own name, even if the tipper did not profit from those trades.
4.Other Prohibited Transactions
All employees are encouraged to consider a purchase of the Company’s securities as a long-term investment, and through ownership of the Company’s securities, to develop an alignment of interest with the performance and prospects of the Company. If you are an Executive Insider (as defined below in Section VI), this Policy prohibits you and your Related Parties from engaging in the

Insider Trading Policy
Insider Trading Policy

following transactions in the Company’s securities, regardless of whether you possess Material Nonpublic Information:
•Trades, transfers, or other transactions in exchange-traded put and call options, warrants, swaps, forwards, futures, collars, exchange funds, sales against the box, or other derivative or financial instruments that hedge or offset, or are designed to hedge or offset, any decrease in the market value or Company securities;
•Short sales (i.e. the sale of a borrowed security); and
•Holding Company securities in a margin account or pledging Company securities as collateral for a loan.

V.SPECIFIC RESTRICTIONS APPLICABLE TO INSIDERS
1.Insiders
The Company’s “Insiders” consist of (a) all members of its Board of Directors and all officers subject to reporting under Section 16 (“Section 16 Insiders”); (b) all members of the Executive Leadership Team who are not subject to reporting under Section 16 (“ELT Members”); and (c) all other persons included in the Company’s insider trading list or otherwise identified as a “designated insider” from time to time by the Company’s General Counsel.
2.Blackout Periods
The Company imposes quarterly blackout periods, and may, from time to time, impose special blackout periods. A “blackout period” is a period of time when an Insider is deemed to have possession of Material Nonpublic Information due to their position in the Company or their presumed knowledge of sensitive nonpublic matters either through direct work or access to Material Nonpublic Information. Insiders may not trade in Company securities during a blackout period, except as exempted under this Policy.
A.    Quarterly Blackout Periods
The Company’s announcement of its annual or quarterly financial results can potentially have a material effect on the market for the Company’s securities. Therefore, to avoid the appearance of having traded while aware of Material Nonpublic Information, Insiders are prohibited from trading in Company securities beginning on the first calendar day of the third month of each quarter and ending at the end of the next trading day after the Company’s announcement of its annual or quarterly earnings, with the trading window opening at market open on the second trading day after the Company’s announcement of its annual or quarterly earnings (each, a “Quarterly Blackout Period”). A “trading day” means a day when the New York Stock Exchange is open for trading, and generally includes all weekdays except for federal or banking holidays.

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Insider Trading Policy

As an example, if the Company announces its quarterly earnings on Wednesday, the quarterly blackout period will continue through the end of the trading day on Thursday, and the trading window will open at the beginning of the trading day on Friday.
Starting with the Effective Date, and as an exception to the foregoing, please note that the Quarterly Blackout Period applicable to the Company’s announcement of its earnings results for the third quarter begins on September 1, continues through the Company’s annual investor conference that takes place in December each year, and opens at the beginning of the second trading day following the conference through and including the sixth trading day after the conference, after which (that is, the seventh trading day after the conference), the trading window closes and stays closed through the remainder of the Quarterly Blackout Period until it opens again at market open on the second trading day after the release of the annual earnings results in accordance with this Section V.2.A. In other words, starting with the first calendar day in September, the trading window is closed until the annual earnings release that typically takes place at the end of January, with a trading window open for approximately a week in December following the investor conference.
The non-existence of a blackout period does not alter the general prohibitions against trading based on Material Nonpublic Information, which are applicable at all times.
B.     Special Blackout Periods
From time to time, due to material developments known to the Company that have not been disclosed publicly, the Company may impose a special blackout period (each, a “Special Blackout Period”). The existence of a Special Blackout Period is confidential in itself and no Insider may disclose to any other person that a Special Blackout Period has been instituted.
The Company will notify the Insiders of the closed trading window dates applicable to a Special Blackout Period. Please note that Special Blackout Periods are project- or situation-specific, therefore, the period and duration of a Special Blackout Period generally has no correlation to any Quarterly Blackout Period, and may be imposed in addition to, or may run parallel to, any Quarterly Blackout Period.
If you are subject to both a Quarterly Blackout Period and a Special Blackout Period, you must refrain from trading in Company securities until both of these have ended.
C.    Notice of Blackouts
The Company announces Quarterly Blackout Periods and Special Blackout Periods to Insiders by e-mail. Upon notice by or on behalf of the General Counsel or the Corporate Secretary, a blackout period may be imposed earlier or lifted later than described above or specified in the blackout notice. The failure of any person who knows they are an Insider to be notified of any blackout period does not relieve that person of their obligations to comply with blackout period requirements.

Insider Trading Policy
Insider Trading Policy

VI.MANDATORY PRECLEARANCE
In addition to the trading restrictions set forth elsewhere in this Policy, the Company’s Section 16 Insiders and ELT Members (collectively, “Executive Insiders”) are subject to mandatory preclearance prior to entering into any transaction in Company securities, including but not limited to an open market transaction, the adoption of any 10b5-1 Plan (as defined in Section VIII of this Policy), or any gift or transfer of Company securities (for tax or estate planning purposes or otherwise). Further, as provided in Section VIII.8 of this Policy, any Covered Person who has a 10b5-1 Plan in place with respect to Company securities must obtain preclearance prior to effecting any transaction in Company securities outside of such Plan.
To obtain preclearance, please follow the following steps:
•Send an e-mail to the Corporate Secretary, with specific details of your proposed transaction at least four (4) business days in advance of the proposed transaction or as soon as practicable. Please allow for at least two (2) weeks for acknowledgement and preclearance of any 10b5-1 Plan.
•For all proposed transactions, your e-mail should contain the number of shares involved and proposed transaction date, and oif you are intending to exercise stock options, identify the grant number and the number of stock options proposed to be exercised.
oif you are intending to make a gift of Company securities (including charitable donations and transfers for tax or estate planning purposes), identify the donee or recipient, your relationship with such a person or entity, the number of shares to be given, and any sale of the gifted securities by the donee or recipient known or reasonably expected by you.
•Provide e-mail confirmations to the Corporate Secretary that:
oyou are not aware of any Material Nonpublic Information;
ofor proposed transactions by Executive Insiders except for the Chief Executive Officer, confirmation that the Chief Executive Officer has approved your proposed transaction; and
ofor proposed transactions by the Chief Executive Officer or Chief Financial Officer, confirmation that the Chairperson of the Audit Committee has approved your proposed transaction.
•Be prepared to provide additional information, if and as requested.

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Insider Trading Policy

Please note that Executive Insiders are subject to stock ownership guidelines, and trades may not be approved if their beneficial ownership in Company securities were to fall below the guideline following a proposed transaction.
Once received, preclearance remains in effect for seven (7) calendar days (through and including the seventh day), unless otherwise notified by the Corporate Secretary. If the transaction is not completed within the authorized period, a new preclearance is required. If you receive information that may be considered Material Nonpublic Information after receiving preclearance but before executing the transaction, do not proceed with the transaction. Consult with the Corporate Secretary regarding whether any new information constitutes Material Nonpublic Information.
VII.REQUIREMENTS FOR SECTION 16 INSIDERS
1.Section 16 Reports
The Company’s Section 16 Insiders must report to the SEC their holdings and changes in beneficial ownership in Company securities. Such reports are commonly referred to as “Section 16 reports.” To help reporting persons fulfill their disclosure obligations, the Company files the Section 16 reports on behalf of Section 16 Insiders pursuant to a power of attorney to the Corporate Secretary, if one is in place. However, the completion and filing of Section 16 reports is the responsibility of the individual Section 16 Insiders.
Upon the appointment, election, or identification of a person as a Section 16 Insider, an initial report on Form 3 must be filed with the SEC within 10 calendar days of such person becoming a reporting person. Almost all subsequent reportable transactions must be filed on Form 4 within two (2) business days of the transaction. Certain other transactions are filed on Form 5 within 45 days of the end of the fiscal year. Filing deadlines cannot be extended and the Company must identify late filers, by name, in its annual proxy statement.
Generally, all transactions subject to this Policy are reportable under Section 16. However, certain transactions that are excepted from the prohibitions of this Policy are still subject to Section 16 reporting, such as the sale of securities pursuant to an active 10b5-1 Plan, among others.
To enable the Company to file Section 16 reports on your behalf on a timely basis, you must remain active and involved in planning for the transactions and provide prompt information to the Corporate Secretary, as requested. In addition, you must authorize your broker to provide detailed transaction information directly to the Corporate Secretary in order for the Company to prepare and file your Section 16 reports.
2.Rule 144
The Section 16 Insiders are deemed “affiliates” of the Company. Rule 144 provides a safe harbor exemption to affiliates from the requirement to register securities prior to a sale of Company common stock. To comply with Rule 144:
•All sales must be made in unsolicited broker transactions;

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Insider Trading Policy

•Sales during any three-month period are limited to the greater of (a) one percent of the total number of the Company’s outstanding shares, or (b) the average weekly trading volume of Company shares during the preceding four calendar weeks; and
•Form 144 must be filed with the SEC and the New York Stock Exchange before the sale occurs if it (and all other sales by the affiliate during a three-month period) covers more than 5,000 shares or $50,000 in value.
If you are a Section 16 Insider, contact your broker well in advance of selling shares of Company common stock in order to complete any forms and to confirm compliance with Rule 144.
3.Short-Swing Profit Rule
Any profit realized by a Section 16 Insider from any purchase and sale, or, sale and purchase, of Company securities within a period of less than six (6) months is recoverable by the Company. These profits are often referred to as “short-swing profits.” A purchase will be matched with a sale, whether the sale is before or after the purchase, if both were made within six months. As this purely mechanical rule is designed to prevent the unfair use of information by reporting persons, you may be liable for short-swing profits whether or not you possessed any Material Nonpublic Information at the time of trade. Please note that even a sale that takes place within six months prior to a purchase for a lower price than the previous sale price can be viewed as a short swing profit, or an avoidance of loss, resulting in a violation.
For example, if you purchased 100 shares of Company stock on August 1 at $80 per share, and you sold 100 shares of Company stock at any time prior to February 1 the following year at $95 per share, you will have made $1,500 in profits ($15 per share multiplied by 100 shares). All $1,500 in profits would be subject to the short-swing profit rule, and you would be required to disgorge these profits to the Company.
Certain transactions are exempt from the short-swing profit rules (although generally any open-market purchase or sale of Company securities is not exempt). Because these rules can be complicated, the Section 16 Insiders are encouraged to consult with the Corporate Secretary about any planned transactions in Company securities in addition to seeking preclearance of such transactions as required by the mandatory preclearance requirements set forth above.
VIII.RULE 10B5-1 PLAN REQUIREMENTS
Rule 10b5-1(c) of the Securities Exchange Act of 1934, as amended (“Rule 10b5-1”) provides an affirmative defense against insider trading liability for transactions that occur under a previously established contract, plan, or instruction that meets certain requirements of such rule (each, a “10b5-1 Plan” or a “Plan”). An affirmative defense means that a person may successfully refute allegations that they engaged in insider trading while in possession of Material Nonpublic Information, even if they were in possession of Material Nonpublic Information at the time of the trade. In order for an affirmative defense to be available, this Policy and securities laws require that the Plan meet the requirements set forth below.

Insider Trading Policy
Insider Trading Policy

1.Adoption
A 10b5-1 Plan may only be adopted at a time when:
•you are not in possession of any Material Nonpublic Information;
•you are not subject to a blackout period; and
•you do not have another Plan in effect (subject to limited exceptions).
The 10b5-1 Plan must be entered into in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.
2. 10b5-1 Plan Preclearance Requirements
The 10b5-1 Plan may not be adopted unless (a) it is acknowledged by the Corporate Secretary in writing, by way of signature on the plan documents, and (b) your proposed trades are precleared by the Corporate Secretary, regardless of whether you are subject to mandatory preclearance requirements. All Covered Persons are eligible to enter into a Plan, however, you should only consider adopting a Plan if you are routinely exposed to Material Nonpublic Information in your employment or service with Edwards, such that you are routinely not able to transact in Company securities during the open trading windows.
A request for acknowledgement and preclearance of a 10b5-1 Plan must be submitted at least two (2) weeks in advance of the date you intend to enter into the 10b5-1 Plan. Executive Insiders must follow the preclearance process outlined in Section VI above.
All other Covered Persons must submit a preclearance request as follows:
•Send an e-mail to the Corporate Secretary, with specific details of your proposed 10b5-1 Plan, including the number of shares involved, proposed adoption date and trade dates, and oif you are intending to exercise stock options, identify the grant number and the number of stock options proposed to be exercised.
oif you are intending to make a gift of Company securities (including charitable donations and transfers for tax or estate planning purposes), identify the donee or recipient, your relationship with such a person or entity, the number of shares to be gifted, and any sale of the gifted securities by the donee or recipient known or reasonably expected by you.
•Confirm by e-mail to the Corporate Secretary that you are not aware of any Material Nonpublic Information.
•Introduce your broker to the Corporate Secretary and, following the introduction, stay active and involved in the process until Plan is adopted.
•Be prepared to provide additional information, if and as requested.

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Insider Trading Policy

3.Plan Documentation
If you wish to establish a 10b5-1 Plan, please first consult with your stockbroker and your personal legal advisor to discuss the parameters of your Plan.  When you are ready to proceed, please contact the Corporate Secretary for the form of a 10b5-1 Plan. If you receive the documentation for the 10b5-1 Plan from your stockbroker, it must be in the form of:
•a binding contract to purchase or sell the securities;
•an instruction to the broker or another person to buy or sell the securities; or
•a written plan for trading securities.
Any 10b5-1 Plan must be reviewed and precleared by the Corporate Secretary before it may be entered into and used to trade Company securities.
4.Plan Contents
In addition to the above, your 10b5-1 Plan must be in writing and signed by you, and must:
•include representations that, on the date of adoption of the 10b5-1 Plan, you are: (a) not aware of Material Nonpublic Information about the securities or the Company; and (b) you are adopting the 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1;
•have a minimum duration of six (6) months and a maximum duration of 18 months, unless otherwise approved by the Corporate Secretary;
•provide for a minimum of two (2) separate transactions, as set forth below in Subsection 9;
•provide for a cooling-off period as required by Rule 10b5-1 and set forth below in Subsection 5; and
•contain and comply with such other terms, conditions, and restrictions as required by Rule 10b5-1 and this Policy.
5.Cooling-Off Period
A “cooling-off“ period is the time between the adoption or Modification (as defined below) of a 10b5-1 Plan and the execution of a first trade under such new or modified Plan.  The first trade under your 10b5-1 Plan may not occur until the expiration of the cooling-off period set forth below.
For Executive Insiders: The cooling-off period expires on the later of:
(a)90 calendar days after the adoption of the 10b5-1 Plan, and
(b)two (2) business days after the filing by the Company of its financial results on a Form 10-Q or Form 10-K for the completed fiscal quarter in which the 10b5-1 Plan was

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Insider Trading Policy

adopted, provided that the maximum cooling-off period under this sub-paragraph (b) is 120 calendar days.
All other Covered Persons: The cooling-off period is 30 calendar days after the adoption of the 10b5-1 Plan.
6.One Plan in Effect at Any Time
Unless otherwise permitted by Rule 10b5-1, no more than one 10b5-1 Plan to effect open-market purchases or sales of securities may be in effect at any time with respect to Company securities beneficially owned by you, except that, during the term of a Plan, you may:
•adopt another Plan in compliance with the requirements for 10b5-1 Plans set forth herein, with any transactions scheduled to commence after the completion or expiration of your current Plan; provided, however, that additional restrictions will apply if your current Plan is terminated early (see Subsection 11 below); and
•adopt another Plan providing only for the sale of such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, and provided that you do not exercise control over the timing of such sales (a “Sell-to-Cover Plan”).
7.Acting in Good Faith During 10b5-1 Plan
You must act in good faith with respect to your 10b5-1 Plan at all times while it is in effect. During the term of your 10b5-1 Plan, you may not alter or deviate from the 10b5-1 Plan (whether by changing the amount, price, or timing of the purchase or sale) except in accordance with Subsection 10 below and you may not enter into or alter a corresponding or hedging transaction or position with respect to the securities covered by the 10b5-1 Plan.
8.No Trading Outside of a Plan
You may not trade in Company securities outside of a 10b5-1 Plan, except in the following restricted circumstances:
•if such trades do not constitute opposite way (e.g. an open-market purchase followed by a sale of the same securities) or hedging transactions, and are otherwise in compliance with this Policy and the securities laws; and
•if the securities subject to such trades are not already subject to an existing 10b5-1 Plan;
•if such trades are exempted, as set forth in Section IV.2 above; and
•any such trade is precleared by the Corporate Secretary in accordance with the mandatory preclearance process outlined in Section VI of this Policy.

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Insider Trading Policy

You should be aware that trades conducted outside a 10b5-1 Plan do not benefit from the affirmative defense under Rule 10b5-1.  In addition, you should confirm with your broker that your 10b5-1 Plan allows for trades outside of such plan.
9.No Single Trade Plans
Your Plan must effect at a minimum two (2) separate transactions and may not be designed to cover a single trade. A single trade means a Rule 10b5-1 plan “designed to effect” the open-market purchase or sale of the total amount of Company securities subject to a Plan in a single transaction.
10.Modification
Any modification or change to the amount, price, or timing of transactions under the 10b5-1 Plan (“Modification”) is deemed a simultaneous early termination of such 10b5-1 Plan and an adoption of a new 10b5-1 Plan, and therefore, must comply with both the early termination (Subsection 11 below) and adoption conditions (Subsection 1 above) for a 10b5-1 Plan.
You must submit any requests for Modification under an existing 10b5-1 Plan to the Corporate Secretary at least two (2) weeks prior to executing on any such proposed Modification. You are permitted up to one (1) Modification in any rolling 12-month period or as approved by the Company Secretary. Please note that Modifications are discouraged because they can give rise to the presumption that the Plan was initially not entered into in good faith.
11.Early Termination
Your Plan documents must structure your 10b5-1 Plan to terminate upon the earlier of its expiration and the last trade under such Plan. The termination of an existing 10b5-1 Plan prior to its scheduled termination date is deemed an “early termination” of such Plan.
You must notify the Corporate Secretary within four (4) business days, if practicable, prior to any early termination or suspension of trading under an existing 10b5-1 Plan, and if you are subject to mandatory preclearance, you must preclear any subsequent trades. You are permitted up to one (1) early termination in any rolling 12-month period or as approved by the Company Secretary. Please note that early terminations are discouraged because they can give rise to the presumption that the Plan was initially not entered into in good faith.
12.Additional Guidelines
A 10b5-1 Plan is a mechanism by which a person with routine possession of Material Nonpublic Information may, nonetheless, trade in Company securities. However, even if all procedures are followed, trades under 10b5-1 Plans may still raise the interest of shareholders, analysts, and regulators. Consider the following suggestions when adopting and scheduling trades under a Plan:
•Avoid selling large blocks of stock at any one time;

Insider Trading Policy
Insider Trading Policy

•Do not schedule your trades close in time to an earnings release date, and preferably schedule them at least two (2) weeks before an earnings release date or in the open window after an earnings release;
•Set regularly scheduled trades over the duration of your Plan, and if using limit orders, set regularly scheduled transactions at reasonable limit prices over the duration of your Plan; and
•Use a Plan to exercise stock options that will expire within the next 18 months.
13.Authority to Cancel
The Company has authority to require the suspension, early termination, or cancellation of your 10b5-1 Plan at any time.
14.Compliance with Laws
All transactions under a 10b5-1 Plan must be in accordance with applicable law, and must meet such other requirements as the Corporate Secretary may determine.
The SEC rules regarding 10b5-1 Plans are complex. The description in this Section VIII is only a summary, and Edwards strongly advises that you consult with your personal legal and financial advisors if you intend to adopt, modify, or terminate a 10b5-1 Plan. While 10b5-1 Plans are subject to review and acknowledgement by the Corporate Secretary, you are ultimately responsible for making sure your 10b5-1 Plan complies with Rule 10b5-1 and with this Policy.
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